Exhibit 99.1

BRIGGS & STRATTON CORPORATION ACQUIRES PREMIER PRODUCTS IN INDIA

MILWAUKEE, WI November 2, 2011/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation announced today that it has acquired Premier Power Equipments and Products Private Ltd. of Tamil Nadu, India (Premier) for approximately $3 million in cash, subject to adjustments. The transaction was closed today.

Premier is a designer, manufacturer and marketer of tillers, weeders, harvesters, transplanters, pumps and portable generators used primarily in agricultural applications throughout India. In addition, Premier currently uses Briggs & Stratton engines on its products and distributes Briggs & Stratton engines in India. Its products are sold through a network of approximately 60 dealers in India.

“The acquisition of Premier is another step forward in executing our strategy to expand in developing regions of the world in order to diversify our product and geographic portfolio of business. Premier has the agricultural products and distribution that will serve as a platform for our future growth within India” said Todd Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation.

Briggs & Stratton is financing the transaction from cash on hand. It expects that the acquisition will not have a material effect on earnings in fiscal 2012.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America’s number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

Investor Relations Contact:

David J. Rodgers, Senior Vice President and Chief Financial Officer

(414) 259-5333